Exhibit 99.1
Final
For additional information, contact:

Denise Franklin	Mary McEvoy
SonicWALL, Inc. Investor Relations	SonicWALL, Inc. Media Relations
+ 1 (408) 752-7907	+1 (408) 962-7110
dfranklin@sonicwall.com	mmcevoy@sonicwall.com
SONICWALL REPORTS THIRD QUARTER FISCAL YEAR 2006 FINANCIAL RESULTS
Company marks records in total revenue, deferred revenue and units shipped; generates $12.4 million in cash flow from operations
Sunnyvale, Calif. — October 25, 2006 — SonicWALL, Inc. (Nasdaq: SNWL), today reported record performance in the quarter ended September 30, 2006, with revenue of $45.2 million and deferred revenue reaching $63.1 million. Revenue in the quarter increased 33% compared to revenue of $34.0 million in the third quarter of 2005 and increased 3% compared to $43.8 million in the third quarter of 2006. The company shipped 51,000 revenue units in the quarter. Cash flow from operations was $12.4 million.
Net loss for the third quarter of 2006 calculated in accordance with U.S. generally accepted accounting principles (GAAP), inclusive of stock-based compensation expense as required by Statement of Financial Accounting Standards No. 123R (FAS 123R), was $(2.2) million, or $(0.03) per share, as compared to GAAP net income for the third quarter of 2005 of $2.6 million, or $0.04 per diluted share. GAAP net income for the third quarter of 2005 did not include stock-based compensation expenses as now required by FAS 123R.
For purposes of comparison, net income excluding stock-based compensation for the third quarter of 2006 was $1.9 million or $0.03 per diluted share, compared to net income excluding stock-based compensation of $2.6 million or $0.04 per diluted share for the third quarter of 2005. The reconciliation between net income excluding stock-based compensation and GAAP net income is provided in a table following the unaudited financial statements attached to this press release.
Non-GAAP net earnings for the third quarter of 2006 were $4.3 million or $0.06 per diluted share as compared to non-GAAP net earnings for the third quarter of 2005 of $4.5 million or $0.07 per diluted share. Non-GAAP net earnings exclude amortization of purchased intangible assets and stock-based compensation expense primarily associated with the expensing of stock options in accordance with FAS 123R. An explanation of our use of non-GAAP measures is included in the section in this press release entitled “Use of Non-GAAP Financial Measures.” The reconciliation between GAAP and non-GAAP results is provided in a table following the unaudited financial statements attached to this press release.
“SonicWALL continued to make progress during the third quarter, and I am particularly pleased with our expense management, which enabled us to improve operating leverage,” said Matthew Medeiros, president and chief executive at SonicWALL. “We believe that we are very well positioned and continue to execute against a strategy based on three key initiatives — our focus on the small and medium-size business market, an integrated hardware and software subscription services business model, and an expanded product portfolio that is serving a broader set of customer needs.”
Guidance for Q4 2006
SonicWALL expects revenue to be in the range of $46.0 million to $47.0 million in the fourth quarter of 2006.
SonicWALL believes that revenue from products derived from recent acquisitions will be in the range of $4.5 million to $5.5 million in the fourth quarter. Sales of data backup and recovery solutions and email security solutions contributed approximately $9.5 million in revenue during the first nine months of Fiscal Year 2006.
SonicWALL expects total earnings per share to be in the range of $0.06 to $0.07 per diluted share on a non-GAAP basis. On a GAAP basis, inclusive of a total of approximately $6.2 million, net of taxes, in combined amortization of purchased intangibles and stock-based compensation expense in accordance with FAS 123R, the Company expects loss per share to be in the range of $(0.02) to $(0.01). Stock-based compensation expense primarily associated with the expensing of stock options in accordance with FAS 123R is estimated to be approximately $4.1 million or $(0.06) per share for the fourth quarter of 2006. .
This is the only statement SonicWALL will be giving during the quarter with respect to guidance, unless a decision is made to provide an update.
Conference Call
A conference call to discuss third quarter 2006 results will take place today 5:30 a.m. PST (8:30 a.m. EST). SonicWALL President and CEO Matt Medeiros and SonicWALL CFO Rob Selvi will host the call. A web cast of the live call can be accessed at http://www.sonicwall.com/company/webcast.html. A replay of the call will be available beginning at approximately 6:30 a.m. PST (9:30 a.m. EST) today at the Company’s website or by telephone through November 1, 2006 at (800) 642-1687 (domestic) or (706) 645-9291 (international). The conference call ID number is #8141991.

About SonicWALL, Inc.
Founded in 1991, SonicWALL, Inc. designs, develops and manufactures comprehensive network security, email security, secure remote access, and continuous data protection solutions. For more information, contact SonicWALL at +1 (408) 745-9600 or visit the company web site at http://www.sonicwall.com/.
Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, SonicWALL uses non-GAAP measures of results of operations. These non-GAAP results are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses. The non-GAAP measures are included to provide investors and management with an alternative method for assessing SonicWALL’s operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Cautionary Note Regarding Forward-looking Statements
Certain statements in this press release are “forward-looking statements.” The forward-looking statements include without limitation statements regarding our expected revenue for the fourth quarter of 2006 and the GAAP and non-GAAP earnings per share for the fourth quarter of 2006, projections regarding revenue from products derived from recent acquisitions, estimates of stock-based compensation expense for the fourth quarter 2006 associated with the expensing of stock options in accordance with FAS123R, and the key strategic initiatives designed to maintain ongoing momentum. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect SonicWALL’s actual results include, but are not limited to, increased competition in each of the geographic areas in which we do business; exchange rate fluctuations; global macroeconomic and geopolitical conditions; increased competition across all of the market segments in which SonicWALL participates; new product and service introductions by our competitors; significant turnover of our key employees; and unpredictability in the rate of growth of spending of our customers for products and services that SonicWALL provides. In addition, for a more detailed description of the risks and uncertainties that could cause our actual results to differ materially from those anticipated in the forward-looking statements, please see the “Risk Factors” described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our quarterly reports on Form 10-Q for subsequent periods. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement.
NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

SonicWALL, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Product	$24,087	$18,236	$67,880	$55,875
License and service	21,103	15,782	60,947	43,034

Total revenue	45,190	34,018	128,827	98,909
Cost of revenue:
Product	10,210	6,994	28,677	20,310
License and service	3,228	1,956	9,030	5,877
Amortization of purchased technology	1,501	1,138	4,424	3,409

Total cost of revenue	14,939	10,088	42,131	29,596

Gross profit	30,251	23,930	86,696	69,313

Operating expenses:
Research and development	8,391	5,494	25,480	16,522
Sales and marketing	17,782	13,339	54,467	38,456
General and administrative	5,418	3,414	15,207	10,960
Amortization of purchased intangible assets	767	701	2,302	2,107
Restructuring charges	—	—	1,409	—
In-process research and development	—	—	1,580	—

Total operating expenses	32,358	22,948	100,445	68,045

(Loss) income from operations	(2,107)	982	(13,749)	1,268

Interest income and other expense, net	2,621	1,748	6,931	4,667

Income (loss) before income taxes	514	2,730	(6,818)	5,935
Provision for income taxes	(2,756)	(162)	(4,377)	(453)

Net (loss) income	$(2,242)	$2,568	$(11,195)	$5,482

Net (loss) income per share:
Basic	$(0.03)	$0.04	$(0.17)	$0.08

Diluted	$(0.03)	$0.04	$(0.17)	$0.08

Shares used in computing (net loss) net income per share:
Basic	65,329	64,308	64,873	64,539
Diluted	65,329	66,183	64,873	66,431

SonicWALL, Inc.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding Amortization of Purchased Technology,
Amortization of Purchased Intangibles,
Restructuring Charges, Stock-Based Compensation,
and In-Process Research and Development
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Product	$24,087	$18,236	$67,880	$55,875
License and service	21,103	15,782	60,947	43,034

Total revenue	45,190	34,018	128,827	98,909
Cost of revenue:
Product	10,066	6,994	28,342	20,310
License and service	3,186	1,956	8,927	5,877

Total cost of revenue	13,252	8,950	37,269	26,187

Gross profit	31,938	25,068	91,558	72,722

Operating expenses:
Research and development	7,099	5,410	22,014	16,503
Sales and marketing	16,452	13,339	50,856	38,456
General and administrative	4,124	3,414	12,104	10,960

Total operating expenses	27,675	22,163	84,974	65,919

Income from operations	4,263	2,905	6,584	6,803

Interest income and other expense, net	2,621	1,748	6,931	4,667

Income before income taxes	6,884	4,653	13,515	11,470
Provision for income taxes	(2,547)	(162)	(5,001)	(453)

Non-GAAP net income	$4,337	$4,491	$8,514	$11,017

Non-GAAP net income per share:
Basic	$0.07	$0.07	$0.13	$0.17

Diluted	$0.06	$0.07	$0.13	$0.17

Shares used in computing net income per share:
Basic	65,329	64,308	64,873	64,539
Diluted	68,590	66,183	67,623	66,431

SonicWALL, Inc.
NET INCOME (LOSS), EXCLUDING STOCK-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss (1)	$(2,242)	$(581)	$(11,195)	$(7,417)
Stock-based compensation expense, net of related tax effect (2)	4,102	3,149	10,618	12,899

Net income (loss), excluding stock-based compensation expense, net of tax	$1,860	$2,568	$(577)	$5,482

Diluted net loss per share (1)	$(0.03)	$(0.01)	$(0.17)	$(0.11)

Diluted net income (loss) per share, excluding stock-based compensation expense	$0.03	$0.04	$(0.01)	$0.08

(1)	Net loss and net loss per share prior to January 1, 2006 represents pro forma net loss calculated under SFAS 123.

(2)	Stock-based compensation expense prior to January 1, 2006 was calculated based on the pro forma application of SFAS 123.
In the quarter ended September 30, 2006, total stock-based compensation expense of $4,102 was allocated as follows: $186 to cost of revenue ($144 to product cost of revenue and $42 to license and service cost of revenue), $1,292 to research and development, $1,330 to sales and marketing and $1,294 to general and administrative.
In the nine months ended September 30, 2006, total stock-based compensation expense of $10,618 was allocated as follows: $438 to cost of revenue ($335 to product cost of revenue and $103 to license and service cost of revenue), $3,466 to research and development, $3,611 to sales and marketing and $3,103 to general and administrative.
SonicWALL, Inc.
RECONCILIATION of NON-GAAP to GAAP NET INCOME (LOSS)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Non-GAAP net income	$4,337	$4,491	$8,514	$11,017

Stock-based compensation expense	(4,102)	(84)	(10,618)	(19)
Amortization of purchased intangible assets	(2,268)	(1,839)	(6,726)	(5,516)
Restructuring charges	—	—	(1,409)	—
In-process research and development	—	—	(1,580)	—
Tax effect of adjustments	(209)	—	624	—

Net effect of non-GAAP adjustments	(6,579)	(1,923)	(19,709)	(5,535)

Net (loss) income	$(2,242)	$2,568	$(11,195)	$5,482

Diluted Non-GAAP net income per share	$0.06	$0.07	$0.13	$0.17

Diluted net (loss) income per share	$(0.03)	$0.04	$(0.17)	$0.08

SonicWALL, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$34,128	$42,593
Short-term investments	204,604	197,849
Accounts receivable, net	17,044	13,113
Inventories	5,597	3,707
Prepaid expenses and other current assets	12,541	7,331

Total current assets	273,914	264,593

Property and equipment, net	3,687	2,595
Goodwill, purchased intangibles and other assets, net	145,933	120,495

Total Assets	$423,534	$387,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,010	$7,445
Accrued payroll and related benefits	11,547	9,054
Accrued restructuring	157	(7)
Other accrued liabilities	12,092	6,284
Deferred revenue	58,855	44,642
Income taxes payable	3,408	95

Total current liabilities	95,069	67,513

Deferred revenue, non-current	4,231	—

Total liabilities	99,300	67,513

Stockholders’ Equity	324,234	320,170

Total Liabilities and Stockholders’ Equity	$423,534	$387,683

SonicWALL, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net cash provided by operating activities	$12,351	$10,686	$29,366	$19,536

Cash flows from investing activities:
Purchase of property and equipment	(464)	(346)	(2,386)	(665)
Cash paid for acquisitions, net of cash acquired	6	—	(34,132)	—

Maturity and sale of short-term investments, net of purchases	(38,255)	4,086	(6,539)	35,137

Net cash (used in) provided by investing activities	(38,713)	3,740	(43,057)	34,472

Cash flows from financing activities:
Issuance of common stock under employee stock options and purchase plans	8,760	2,054	14,343	3,701
Repurchase of common stock	—	—	(9,117)	(30,218)

Net cash provided by (used in) financing activities	8,760	2,054	5,226	(26,517)

Net (decrease) increase in cash and cash equivalents	(17,602)	16,480	(8,465)	27,491
Cash and cash equivalents at beginning of period	51,730	34,457	42,593	23,446

Cash and cash equivalents at end of period	$34,128	$50,937	$34,128	$50,937